Exhibit 10.1

Certain portions of this exhibit (indicated by “[*****]”) have been omitted pursuant to Item 601(b)(10) of Regulation S-K.

FORBEARANCE AGREEMENT

This FORBEARANCE AGREEMENT, dated as of June 15, 2020 (this “Agreement”), is by and among Jill Acquisition LLC, a Delaware limited liability company (“Borrower”), J.Jill, Inc., a Delaware corporation (as successor to Jill Holdings LLC, a Delaware limited liability company, “Holdings”), the other Guarantors party hereto, the Administrative Agent (as defined below) and the Lenders party hereto (each a “Forbearing Lender” and, together, the “Forbearing Lenders”).

RECITALS

WHEREAS, reference is made to the Term Loan Credit Agreement dated as of May 8, 2015 (as amended by that certain Amendment No. 1 to Term Loan Credit Agreement, dated as of May 27, 2016, and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”), by and among the Borrower, Holdings, the other Guarantors from time to time party thereto, the Lenders from time to time party thereto and Jefferies Finance LLC, as Administrative Agent (“Administrative Agent”) (capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Credit Agreement);

WHEREAS, a Default or Event of Default has occurred (or may occur) pursuant to (i) Section 10.01(c)(y) of the Credit Agreement as a result of the failure to deliver to the Administrative Agent annual audited financial statements without a going concern qualification as required by Section 8.01(b) of the Credit Agreement (the “Audit Default”) and (ii) Section 10.01(c)(x) of the Credit Agreement as a result of the failure to satisfy the Total Net Leverage Ratio required by Section 9.11 of the Credit Agreement for the Test period ending May 2, 2020 (the “Financial Covenant Default” and together with the Audit Default, the “Specified Defaults” and, together with any Default or Event of Default arising out of any inaccuracy of any representation and warranty or failure to give notice relating to any Specified Default, the “Forbearance Defaults”; provided that additional Forbearance Defaults may be included upon confirmation (including via e-mail) to the Borrower and the Administrative Agent from Forbearing Lenders constituting the Required Lenders (the “Required Forbearing Lenders”));

WHEREAS, the Required Forbearing Lenders hereby provide notice to the Borrower of the Audit Default;

WHEREAS, upon the occurrence, and during the continuance, of the Forbearance Defaults, the Administrative Agent (upon the written request of the Required Lenders) would be entitled to exercise all rights and remedies under the Credit Documents as set forth in Section 10.01 of the Credit Agreement and corresponding provisions of any other Credit Documents (including the charging of default interest and exercising rights of set off, as applicable) or applicable Law (collectively, all such rights and remedies the “Rights and Remedies”);

WHEREAS, the Credit Parties have requested that the Required Forbearing Lenders agree to temporarily forbear in the exercise of its Rights and Remedies solely to the extent arising from the occurrence and continuation of the Forbearance Defaults, subject to the terms and conditions of this Agreement;

WHEREAS, some or all of the Forbearing Lenders executing this Agreement (each such Forbearing Lender, a “Steering Committee Member”) is a party to a letter agreement, dated May 25, 2020 (as amended by a letter agreement, dated June 5, 2020 or June 8, 2020, each an “Existing Letter Agreement”), in each case, with Borrower and Holdings related to the nondisclosure of certain information provided to the Steering Committee Members by Borrower and Holdings; and

WHEREAS, Borrower and Holdings have requested that each Steering Committee Member agree to extend certain dates set forth in its Existing Letter Agreement, subject to the terms and conditions of this Agreement,

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION I. ACKNOWLEDGMENTS

1.01    Acknowledgments. Each of the Credit Parties hereby acknowledges and agrees, upon execution and delivery of this Agreement, subject to the terms set forth herein, that:

(a)    each Credit Party hereby acknowledges the accuracy of each Recital, which are true and correct and incorporated herein by reference;

(b)    each Credit Party hereby ratifies and affirms (as of the date hereof) the Credit Documents and the Obligations owing thereunder and the grants of Liens on the Collateral to secure the Obligations pursuant to the Security Documents, and acknowledges (as of the date hereof) that the Credit Documents are and, after being amended by this Agreement, shall remain in full force and effect. Each Credit Party agrees this Agreement constitutes a Credit Document and that the Credit Documents constitute (and as amended by this Agreement shall continue to constitute) valid and binding obligations and agreements of each of the Credit Parties enforceable against each Credit Party in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law);

(c)    subject to the terms and conditions of this Agreement (including Section 2), the Lenders have not waived, released or compromised, do not hereby waive, release or compromise, and may never waive, release or compromise any events, occurrences, acts, or omissions that may constitute or give rise to any Defaults or Events of Default (including the Forbearance Defaults) that existed or may have existed, or may presently exist, or may arise in the future, nor does any Lender waive any Rights and Remedies, including the right to direct the Administrative Agent to exercise any Rights and Remedies;

(d)    the execution and delivery of this Agreement shall not, except as otherwise specifically set forth herein: (i) constitute an extension, modification, or waiver of any aspect of any of the Credit Documents; (ii) extend the maturity of the Obligations or the due date of any payment or performance of any Obligations or other obligations under the other Credit Documents or payable in connection with the Credit Documents; (iii) give rise to any obligation on the part of the Lenders to extend, modify or waive any term or condition of the Credit Documents; (iv) establish any course of dealing with respect to the Credit Documents; or (v) give rise to any defenses or counterclaims to the right of the Lenders to compel payment of the Obligations or otherwise enforce their Rights and Remedies set forth in the Credit Documents after the Termination Date (as defined below);

(e)    the Forbearing Lenders’ agreement to temporarily forbear from the exercise of their Rights and Remedies as to the Forbearance Defaults, and to perform as provided herein, shall not, except as expressly provided herein, invalidate, impair, negate or otherwise affect the Administrative Agent’s or Lenders’ ability to exercise their Rights and Remedies under the Credit Documents or otherwise; and

(f)    as of June 15, 2020 (i) the aggregate unpaid principal balance of the Term Loans is $236,879,059.44, (ii) the aggregate amount of accrued and unpaid interest on the Term Loans is $1,816,072.64, and (iii) the aggregate amount of accrued and unpaid fees, costs and expenses payable pursuant to Section 3.01 of the Credit Agreement is $0.00 (the foregoing amounts in clauses (i) through (iii) are hereafter collectively referred to as the “Current Outstanding Obligations”). The foregoing amounts do not include other fees, expenses (including reasonable professional fees and expenses), and other Obligations and amounts which are chargeable or otherwise reimbursable under the Credit Agreement (including pursuant to Section 12.01 of the Credit Agreement), this Agreement and the other Credit Documents, or which are payable pursuant to this Agreement. Neither the Borrower nor any other Credit Party has any rights of offset, defenses, claims or counterclaims with respect to the Current Outstanding Obligations or any of the other Obligations or any payment obligation under this Agreement, and each of the Credit Parties are jointly and severally obligated with respect thereto, in each case, in accordance with the terms of the applicable Credit Documents and, with respect to payment obligations hereunder, this Agreement.

SECTION II. FORBEARANCE

2.01    Forbearance. In consideration of the Credit Parties’ agreement to timely comply with the terms of this Agreement, and in reliance upon the representations, warranties, agreements and covenants of the Credit Parties set forth herein, subject to the satisfaction of each of the conditions precedent to the effectiveness of this Agreement, during the Forbearance Period (as defined below), the Administrative Agent and each Forbearing Lender (severally and not jointly) hereby agree to forbear (the “Forbearance”) from exercising any of the Rights and Remedies with respect to the Forbearance Defaults. For the avoidance of doubt, during the Forbearance Period, each Forbearing Lender agrees that it (individually or collectively) will not deliver any notice or instruction to the Administrative Agent directing the Administrative Agent, in each case, to exercise any of the Rights and Remedies under the Credit Documents or applicable Law against the Credit Parties with respect to the Forbearance Defaults. For the avoidance of doubt, this Agreement shall not, except as provided herein, (a) prevent the Lenders from receiving payments of principal and interest when due or (b) limit any other available rights or remedies of the Administrative Agent and/or the Lenders.

2.02    Forbearance Period. The Forbearance shall commence on the Forbearance Effective Date (as defined below) and continue until the earlier of (a) July 16, 2020 at 12:01 a.m. New York City time and (b) the date on which any Event of Termination (as defined below) shall have occurred (the earlier of clause (a) and clause (b), the “Termination Date” and the period commencing on the Forbearance Effective Date and ending on the Termination Date, the “Forbearance Period”); provided that the Forbearance Period may be extended by the Required Forbearing Lenders by notice to the Borrower and the Administrative Agent, which may be confirmed, including via e-mail (which email may be provided by Stroock (as defined below)). Upon the occurrence of an Event of Termination, the Forbearance Period shall immediately and automatically terminate and have no further force or effect, and each of the Forbearing Lenders shall be released from any and all obligations and agreements under this Agreement and shall be entitled to exercise any of the Rights and Remedies as if this Agreement had never existed, and all of the Rights and Remedies shall be available without restriction or modification, as if this Agreement had not been effectuated.

SECTION III. EXISTING LETTER AGREEMENT

3.01    Extension of Certain Dates. Borrower, Holdings and each Steering Committee Member hereby acknowledge and agree that (a) each Existing Letter Agreement is hereby amended by (i) deleting the first reference to June 15, 2020 set forth therein and replacing it with July 16, 2020 and (ii) deleting the second reference to June 15, 2020 set forth therein and replacing it with July 15, 2020, and (b) when executed by the parties hereto, this Agreement serves to amend each Existing Letter Agreement for the sole and limited purpose as set forth in this Section III, and except for such amendment each Existing Letter Agreement remains in full force and effect in accordance with its terms.

SECTION IV. CONDITIONS PRECEDENT.

This Agreement shall become effective upon the satisfaction (or waiver in writing by the Required Forbearing Lenders given to the Borrower and the Administrative Agent (which may be by e-mail from Stroock on their behalf)) of the following conditions precedent (the “Forbearance Effective Date”):

4.01    Signature Pages. The Administrative Agent shall have received counterparts of this Agreement, duly executed and delivered by the Credit Parties, the Administrative Agent and Required Forbearing Lenders.

4.02    ABL Forbearance Agreement. Each of the Credit Parties, the ABL Agent and the ABL Secured Parties shall have entered into the ABL Forbearance (defined below), which shall be in form and substance and shall contain terms and conditions that are reasonably acceptable to the Administrative Agent (at the direction of the Required Forbearing Lenders) and the Forbearing Lenders (including a stated termination date no earlier than July 16, 2020), and which ABL Forbearance shall be in full force and effect and not subject to any unfulfilled conditions and the Administrative Agent shall have received a fully executed copy of the ABL Forbearance.

SECTION V. EVENTS OF TERMINATION.

5.01    Events of Termination. The Forbearance Period shall automatically terminate immediately upon the occurrence of any of the following events (each, an “Event of Termination”):

(a)    written notice to the Borrower by the Administrative Agent (at the direction of the Required Forbearing Lenders) or the Required Forbearing Lenders (which may be made via email from Stroock):

(i)    that any representation or warranty made by any Credit Party in this Agreement shall have been false in any material respect (or in the case of any representation qualified as to materiality, shall have been false in any respect) when made;

(ii)    of the failure of any Credit Party to comply with any term, condition or covenant set forth in this Agreement (including the covenants in Section VI of this Agreement) unless the Required Forbearing Lenders, in their sole discretion, grant a cure period for compliance with such term, condition or covenant (in which case the Forbearance Period shall terminate if the applicable Credit Party does not comply by the expiration of the cure period); provided, however, that, with regards to an Event of Termination arising from Section 6.01 or Section 6.06, the Credit Parties shall have a cure period of one (1) Business Day or five (5) Business Days, respectively, for compliance with the applicable terms, conditions or covenants (in which case the Forbearance Period shall terminate if the applicable Credit Party does not comply by the expiration of the cure period);

(iii)    of the occurrence of a “Default” or “Event of Default” under the Credit Agreement after the Forbearance Effective Date, other than the Forbearance Defaults;

(b)    the occurrence and continuance of any “Event of Default” under the ABL Credit Agreement dated as of May 8, 2015 (as amended by that certain Amendment No. 1 to ABL Credit Agreement, dated as of May 27, 2016, as further amended by that certain Amendment No. 2 to ABL Credit Agreement, dated as of August 22, 2018, as further amended by that certain Amendment No. 3 to ABL Credit Agreement, dated as of June 12, 2019, and as may be further amended, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), by and among the Borrower, Jill Gift Card Solutions, Inc., a Florida corporation, Holdings, the lenders from time to time party thereto and CIT Finance LLC, as administrative agent and collateral agent (other than a Forbearance Default (as defined in the Forbearance Agreement, dated as of the date hereof, with respect to the ABL Credit Agreement (the “ABL Forbearance”));

(c)    the expiry or termination of the ABL Forbearance;

(d)    a proceeding shall be commenced or any petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Credit Party or of a substantial part of the property or assets of any Credit Party, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of the property or assets of any Credit Party or (iii) the winding-up or liquidation of any Credit Party; or

(e)    any Credit Party shall assert any claim or any cause of action to repudiate or assert a defense to this Agreement, the Credit Agreement or any other Credit Document or initiate any judicial, administrative or arbitration proceeding against the Administrative Agent or any Lender related to the foregoing.

SECTION VI. ADDITIONAL COVENANTS

In consideration of the Administrative Agent and the Forbearing Lenders entering into this Agreement in accordance with the terms and conditions hereof, each Credit Party hereby covenants and agrees that the Credit Parties shall at all times through the Forbearance Termination Date comply with each of the following covenants:

6.01    Reporting Covenants. The financial reporting covenants set forth in this Section 6.01 shall be considered obligations of Borrower and Holdings, as applicable, in addition to (and not limited by), any financial reporting requirements under the Credit Agreement (including Article VIII thereof).

(a)    The Borrower shall provide to the Administrative Agent and the Forbearing Lenders (though Guggenheim Securities, LLC as financial advisor and investment banker to the Steering Committee Members (“Guggenheim”)), not later than 11:00 a.m. (New York City time) on (i) the first Thursday after the Forbearance Effective Date and (ii) subsequent thereto, the first Thursday of each month occurring after the Forbearance Effective Date, a 13-week budget and cash flow forecast (each a “Cash Flow Report” and, the Cash Flow Report delivered in accordance with clause (a)(i) above, the “Initial Cash Flow Report”) for the Borrower and its Subsidiaries covering the 13-week period that commences with the calendar week ending on the Friday occurring the day after the date on which each Cash Flow Report is delivered and includes the subsequent twelve (12) calendar weeks, in form substantially similar to the liquidity forecast delivered by the Borrowers prior to the Forbearance Effective Date. The Borrower shall provide to the Administrative Agent and the Forbearing Lenders (though Guggenheim), not later than 11:00 a.m. (New York City time) on each Thursday after the Forbearance Effective Date (commencing with the first Thursday after the Initial Cash Flow Report is delivered) (i) a line-by-line variance report (the “Variance Report”) setting forth, in reasonable detail (x) for each calendar week from the first calendar week covered by the Initial Cash Flow Report, any differences between (A) actual receipts and disbursements for such week (on a line item and aggregate basis) and (B) the corresponding amount projected therefor and set forth in the Cash Flow Report for such week, in each case, on a weekly basis and on a cumulative basis from the first date in the first Cash Flow Report to the Variance Report date and (y) actual net cash flows as of such week on a cumulative basis for the period from the first date in the first Cash Flow Report to the Variance Report date and projected net cash flows set forth for such period in the Cash Flow Report and (ii) an explanation prepared by management, in reasonable detail, for any such variance. Each Variance Report shall further include a Liquidity report setting forth the Liquidity (and the component parts thereof) of the Credit Parties on a consolidated basis as of the close of business on each day covered by such Variance Report. Each Variance Report shall be certified by an Authorized Officer of the Borrower as being prepared in good faith and fairly presenting in all material respects the information set forth therein.

(b)    On the Friday of each week following delivery of a Variance Report (at a time to be mutually agreed), the Credit Parties shall host a conference call, to discuss, among other things, the Cash Flow Report and Variance Report with relevant members of the Credit Parties’ management, the Credit Parties’ relevant professional advisors, the Forbearing Lenders and Guggenheim.

(c)    (x) For the month ended May 30, 2020, by June 18, 2020, the Borrower shall provide to the Administrative Agent and the Forbearing Lenders (through Guggenheim) unaudited consolidated statement of income or operations (the “Monthly Reporting”) and (y) the Borrower shall prepare Monthly Reporting to be delivered to Administrative Agent within fifteen (15) days after the final date of each month thereafter for the duration of the Forbearance Period.

(d)    The Credit Parties shall deliver to the Administrative Agent and the Forbearing Lenders party hereto copies of any financial or other reporting provided to the ABL Agent and/or the ABL Secured Parties under either the ABL Credit Agreement or the ABL Forbearance as and when delivered to the ABL Agent and/or the ABL Secured Parties.

(e)    The Credit Parties shall satisfy reasonable diligence requests of the Administrative Agent or the Forbearing Lenders within a reasonable period of time after the receipt of each request.

(f)    On or prior to July 9, 2020, the Credit Parties shall have delivered to the Administrative Agent and the Forbearing Lenders (through Guggenheim) a financial needs analysis.

(g)    Notwithstanding the agreement to forbear under this Agreement, the Administrative Agent and the Lenders shall be entitled to those rights under Section 8.02 of the Credit Agreement that they are entitled to upon the occurrence and during the continuation of a Default or an Event of Default.

(h)    No later than twenty-one (21) days after the Forbearance Effective Date, the Borrower shall deliver to the Administrative Agent a customary perfection certificate (the “Perfection Certificate”) of an Authorized Officer of each Credit Party providing information with respect to all property and assets of each Credit Party and its Subsidiaries.

(i)    Any of the information delivered to the Administrative Agent delivered pursuant to the foregoing Sections 6.01(a), (c), (d) and (h) shall be delivered to the Lenders by posting such information on the Platform and making such information available to only those Lenders that are non-Public Lenders.

6.02    Negative Covenants. It shall be an immediate Event of Default under the Credit Agreement if during the Forbearance Period, Holdings, the Borrower or any Restricted Subsidiary:

(a)    Creates, incurs, assumes or suffers to exist any Liens (other than Liens outstanding as of the Forbearance Effective Date) on any property or asset of Holdings or any of its Restricted Subsidiaries, whether now owned or later acquired, or assigns (as security) any right to receive income pursuant to Sections 9.01(f), 9.01(m), 9.01(r), 9.01(t), 9.01(u), 9.01(v) (securing any Indebtedness for Borrowed Money or otherwise securing obligations in excess of $1,000,000), 9.01(y) or 9.01(bb) of the Credit Agreement; and any Lien permitted by reference to Indebtedness permitted under Section 9.04 of the Credit Agreement shall only be permitted to the extent such Indebtedness is permitted under Section 9.04 of the Credit Agreement after giving effect to clause (e) below.

(b)    Winds up, liquidates or dissolves its affairs or merges or consolidates into or with or disposes of (whether in one transaction or in a series of transactions) all or substantially all of its assets to any Person, or purchases or otherwise acquires an Acquired Entity.

(c)    Conveys, sells, leases or otherwise disposes of any of its property or assets, or enters into any sale-leaseback transactions, or, in the case of any Restricted Subsidiary, issues or sells, or enters into any agreement to issue or sell, any shares of such Restricted Subsidiary’s Equity Interests pursuant to Sections 9.02(d) or (o) of the Credit Agreement.

(d)    Authorizes, declares or pays any Dividend with respect to Holdings or any of its Restricted Subsidiaries pursuant to Sections 9.03(a) (except Dividends paid to any Credit Party), 9.03(c), 9.03(f), 9.03(g), 9.03(h), 9.03(j), 9.03(k), 9.03(l) or 9.03(m) of the Credit Agreement.

(e)    Creates, issues, incurs, assumes or permits to exist any (i) Disqualified Equity Interests, (ii) preferred stock or (iii) Indebtedness (other than Indebtedness outstanding as of the Forbearance Effective Date) pursuant to any of Sections 2.14, 9.04(a) (to the extent in respect of Indebtedness incurred pursuant to Section 2.14), 9.04(d), 9.04(g), 9.04(k), 9.04(n), 9.04(o), 9.04(p), 9.04(q), 9.04(r), 9.04(t) (in an aggregate principal amount in excess of $1,000,000), 9.04(v), 9.04(w) or 9.04(x) of the Credit Agreement.

(f)    Makes or holds any Investments (other than Investments outstanding as of the Forbearance Effective Date) pursuant to Sections 9.05(e), 9.05(f), 9.05(h)(ii) or (iv), 9.05(i)(z), 9.05(j), 9.05(l), 9.05(p), 9.05(q), 9.05(r), 9.05(s), 9.05(t) or 9.05(z) of the Credit Agreement.

(g)    Enters into any transaction or series of related transactions with any Affiliate of Holdings or any of its Subsidiaries (other than Holdings or any Restricted Subsidiary thereof) pursuant to Sections 9.06(c) (to the extent incurred or paid in a manner not consistent with past practice), 9.06(f), 9.06(g), 9.06(h), 9.06(i), 9.06(j) or 9.06(k) of the Credit Agreement; and Holdings, the Borrower and their Restricted Subsidiaries shall not reimburse or pay any fees and expenses incurred by the Sponsor from and after the date of this Agreement during the Forbearance Period, provided that all such amounts shall continue to accrue during the Forbearance Period.

(h)    Designates any Subsidiary as an Unrestricted Subsidiary.

(i)    Enters into any transaction that subordinates the Obligations of any or all of the Lenders or any or all of the Liens securing the Obligations to any other obligations or Liens, respectively.

6.03    Minimum Liquidity. Commencing on the date hereof, at all times, the Borrower shall not permit its Liquidity to be less than $17,500,000 (the “Minimum Liquidity”). Should such Minimum Liquidity covenant be breached at any time, the Borrower shall immediately notify the Administrative Agent and the Forbearing Lenders. “Liquidity” means, at the time of determination, an amount equal to (x) the aggregate amount of unrestricted cash and Cash Equivalents of the Credit Parties less (y) any Extended Payables Balance. For purposes hereof, “Extended Payable Balance” is calculated consistent with the Company’s current practice, as disclosed to the Forbearing Lenders prior to the Forbearance Effective Date, plus seven (7) days (excluding withheld rental payments for the months of April and May of 2020).

6.04    No Release of Guarantors. Notwithstanding anything to the contrary in the Credit Agreement, this Agreement or in any other Credit Document, no Guarantor shall be released from its obligations under the Guaranty (even if becoming an Excluded Subsidiary).

6.05    Guggenheim Engagement Letter. No later than the date that is two (2) days after the Forbearance Effective Date, the Credit Parties shall have countersigned an engagement letter with Guggenheim, in form and substance reasonably acceptable to the Required Forbearing Lenders and the Borrower.

6.06    Retention of Financial Advisor. No later than the date that is five (5) days after the Forbearance Effective Date, the Credit Parties shall have countersigned an engagement letter with a financial advisor (the “Financial Advisor”) reasonably acceptable to the Required Forbearing Lenders and the Borrower, provided that the firm disclosed to the Required Forbearing Lenders prior to the Forbearance Effective Date is acceptable to the Required Forbearing Lenders. The Company agrees that it will reasonably cooperate with such Financial Advisor in the execution of services by such Financial Advisor, as contemplated by such engagement letter. Such Financial Advisor shall be retained at all times thereafter during the Forbearance Period.

6.07    Payment of Expenses. The Credit Parties agree to pay and reimburse the Administrative Agent promptly for all of its out-of-pocket costs and reasonable expenses for which invoices have been presented in accordance with Section 12.01(a)(i) of the Credit Agreement, including the reasonable fees and disbursements of Jones Day. The Credit Parties agree to pay and reimburse the Steering Committee Members for all of their out-of-pocket costs and reasonable expenses for which invoices have been presented, including the reasonable fees and disbursements of Stroock and Guggenheim, whether incurred prior to or after the date hereof, in accordance with their respective engagement letters. The Credit Parties shall not pay and reimburse the Sponsor for any out-of-pocket costs or expenses incurred in connection with this Agreement during the Forbearance Period, provided that all such amounts shall continue to accrue during the Forbearance Period.

6.08    Release. In consideration of the benefits received by the Credit Parties under this Agreement, and for other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged), effective on the date of this Agreement, each of the Credit Parties, on behalf of itself, its Affiliates and its and its Affiliates’ agents, representatives, officers, directors, advisors, employees, Subsidiaries, Affiliates, successors and assigns (collectively, “Releasors”), hereby forever waives, releases and discharges each Lender, the Administrative Agent, and each of their Affiliates and each of their and their Affiliates’ respective officers, directors, partners, general partners, limited partners, managing directors, members, stockholders, trustees, shareholders, representatives, employees, principals, agents, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives and attorneys of any of them, each in their capacities as such, (collectively, the “Releasees”), of and from any and all claims, causes of action, suits, obligations, demands, debts, agreements, promises, liabilities, controversies, costs, damages, expenses and fees whatsoever, whether arising from any act, failure to act, omission, misrepresentation, fact, event, transaction or other cause, and whether based on any federal, state, local or foreign law or right of action, at law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued, which any

Releasor now has, has ever had or may hereafter have against any Releasee arising contemporaneously with or prior to the date of this Agreement or on account of or arising out of any matter, cause, circumstance or event occurring contemporaneously with or prior to the date of this Agreement that (in each case) relate to, arise out of, or otherwise are in connection with any or all of the Credit Documents or this Agreement, or the transactions contemplated hereby or thereby (collectively, the “Released Claims”), in each case, other than any such Released Claims arising from the gross negligence, bad faith or willful misconduct of any Releasee as determined by a final, non-appealable judgement by a court of competent jurisdiction. Each of the Credit Parties, on behalf of itself and its agents, representatives, officers, directors, advisors, employees, Subsidiaries, Affiliates, successors and assigns, hereby unconditionally and irrevocably agrees that it will not sue any Releasee on the basis of any Released Claim. The Credit Parties’ obligations under this Section 6.08 shall survive termination of this Agreement.

SECTION VII. REPRESENTATIONS AND WARRANTIES

In consideration of the foregoing agreements, the Credit Parties jointly and severally hereby represent and warrant to the Administrative Agent and each Forbearing Lender, as follows:

7.01    Representations and Warranties. Immediately after giving effect to this Agreement and the transactions contemplated by this Agreement, the representations and warranties set forth in Section 7 of the Credit Agreement shall be, in each case, true and correct in all material respects (other than with respect to any such representations and warranties that are affected by the Forbearance Defaults); provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification there-in) in all respects on such respective dates; provided, further, that any reference to “Material Adverse Effect” shall be deemed to exclude any event or circumstance arising out of, or related to, any Forbearance Default.

7.02    No Violation. Neither the execution, delivery and performance by each Credit Party of this Agreement nor the consummation of the transactions contemplated hereunder will (i) contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, (ii) conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Credit Party or any of its Restricted Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument to which any Credit Party or any of its Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (iii) violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Restricted Subsidiaries, except with respect to any violation or conflict referred to in clauses (i) and (ii) to the extent that such violation or conflict could not reasonably be expected to have individually or in the aggregate a Material Adverse Effect.

7.03    Authority. Each Credit Party has the company power and authority to execute, deliver and perform the terms and provisions of the Agreement and has taken all necessary company action to authorize the execution, delivery and performance by it of the Agreement. This Agreement constitutes a legal, valid and binding obligation of the Credit Parties hereto, enforceable against each Credit Party in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.04    No Event of Default. As of the Forbearance Effective Date, no Event of Default or Default (other than the Forbearance Defaults) has occurred and is continuing or will result from the consummation of the transactions contemplated by this Agreement.

SECTION VIII. MISCELLANEOUS

8.01    Counterparts. This Agreement may be executed and delivered in any number of counterparts with the same effect as if the signatures on each counterpart were upon the same instrument. Any counterpart delivered by facsimile or by other electronic method of transmission shall be deemed an original signature thereto.

8.02    GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. Section 12.08 (Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial) of the Credit Agreement is hereby incorporated by reference, mutatis mutandis.

8.03    Successors and Assigns. This Agreement shall be binding upon each of the Credit Parties, the Administrative Agent the Forbearing Lenders and their respective successors and permitted assigns, and shall inure to the benefit of each such person and their permitted successors and permitted assigns.

8.04    Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

8.05    Amendment. This Agreement may only be amended or modified in writing by the Credit Parties, the Required Forbearing Lenders (or the Administrative Agent at the direction of the Required Forbearing Lenders), and, to the extent relating to the rights or obligations of the Administrative Agent, the Administrative Agent, in each case, subject to any additional requirements under the Credit Agreement, if applicable; provided that any such amendment may be effectuated through e-mail confirmation among the Credit Parties, the Required Lenders and the Administrative Agent.

8.06    Entire Agreement. This Agreement embodies the final, entire agreement between the parties hereto regarding the matters contained herein and supersedes any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

8.07    No Implied Waivers. No failure or delay on the part of the Administrative Agent or any Lender in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement, the Credit Agreement or any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement, the Credit Agreement or any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.08    Division. For all purposes under the Credit Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s law): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

8.09    Indemnification. The indemnification provisions set forth in Section 12.01 of the Credit Agreement shall apply to this Agreement.

8.10    Tolling of Statutes of Limitation. The parties hereto agree that all applicable statutes of limitations with respect to this Agreement, the Credit Agreement or any other Credit Document shall be tolled from the date hereof until the Termination Date.

8.11    Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

8.12    Notices. Except as otherwise set forth herein, all notices, requests, demands and other communications under this Agreement will be given in accordance with the provisions of the Credit Agreement.

8.13    Direction. By its execution and delivery hereof, each Lender party hereto directs the Administrative Agent to execute and deliver this Agreement.

8.14    Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Sections refer to Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HOLDINGS: J.JILL, INC.

By:	/s/ Mark Webb
Name: Mark Webb Title: Chief Financial Officer

BORROWER: JILL ACQUISITION LLC

By:	/s/ Mark Webb
Name: Mark Webb Title: Chief Financial Officer

GUARANTOR: J. JILL GIFT CARD SOLUTIONS, INC.

By:	/s/ Mark Webb
Name: Mark Webb Title: Chief Financial Officer

ADMINISTRATIVE AGENT: JEFFERIES FINANCE LLC

By:	/s/ Paul Chisholm
Name: Paul Chisholm Title: Managing Director

FORBEARING LENDERS: [*****]

By:	[*****]
Name: [*****] Title: [*****]

[Signature Page to Forbearance Agreement]